Exhibit 99.2

Press Contact:	Nicole Anderson Ciena Corporation (877) 857-7377 pr@ciena.com

Investor Contact:	Gregg Lampf Ciena Corporation (888) 243-6223 ir@ciena.com
Ciena Prices $320 Million in 3.75% Convertible Senior Notes Due 2018
LINTHICUM, Md. — October 12, 2010 — Ciena® Corporation (NASDAQ: CIEN) today announced that it has priced an offering of $320 million aggregate principal amount of its Convertible Senior Notes due 2018 (the “Notes”) to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Additionally, Ciena granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $30 million aggregate principal amount of Notes on the same terms and conditions. The Notes will be Ciena’s senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt. The Notes will bear interest at the rate of 3.75% per annum from the date of issuance, payable semi-annually on April 15 and October 15, commencing on April 15, 2011. The Notes will mature on October 15, 2018.
The Notes may be converted prior to maturity (unless earlier repurchased) at the option of the holder into shares of Ciena common stock at the initial conversion rate of 49.5872 shares of Ciena common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of approximately $20.17 per share and represents a 32.5% conversion premium over the closing price of Ciena common stock of $15.22 on October 12, 2010. The closing of the offering is expected to occur on October 18, 2010, subject to the satisfaction of customary closing conditions.
Ciena intends to use approximately $71 million of the net proceeds of the offering to repurchase in privately negotiated transactions approximately $76.4 million in aggregate principal amount of its 0.25% Convertible Senior Notes due May 1, 2013. Ciena intends to use the remainder of the proceeds from the sale of the Notes for general corporate purposes, which may include the repayment at maturity or further repurchase, from time to time, of a portion of its outstanding 0.25% Convertible Senior Notes due May 1, 2013.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of Ciena common stock issuable upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.
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Note to Ciena Investors
Forward Looking Statements: This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Quarterly Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on September 8, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.